Exhibit 99.1

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	Edward Spehar
(212) 578-7888

METLIFE COMPLETES SALE OF

METLIFE BANK DEPOSIT BUSINESS TO GE CAPITAL

NEW YORK, January 14, 2013 – MetLife, Inc. (NYSE: MET) announced today that it has completed the sale of MetLife Bank, N.A.’s deposit business to GE Capital Retail Bank, FSB, a subsidiary of GE Capital. As a result, approximately $6.4 billion in bank deposits have been transferred to GE Capital Retail Bank.

“The closing of the transaction with GE Capital is an important step in the process of exiting retail banking and allows MetLife to maintain its strategic focus as a global insurance and employee benefits leader,” said Steven A. Kandarian, chairman, president and chief executive officer of MetLife, Inc.

The transaction was approved by the Office of the Comptroller of the Currency on December 12, 2012. MetLife has begun to take the necessary administrative steps to deregister as a bank holding company.

MetLife, Inc. is a leading global provider of insurance, annuities and employee benefit programs, serving 90 million customers. Through its subsidiaries and affiliates, MetLife holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

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